EXHIBIT 5.1

December 26, 2006

Pathogenics, Inc.
99 Derby Street, Suite 200
Hingham, MA 02043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted on behalf of Pathogenics, Inc. (the "Company") in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to registration of an aggregate of 999,999 shares of Common Stock, $.001 par value, to be issued by the Company (the "Shares"), pursuant to a stock grant made by the Company to individuals, Dr. Waldemar Gottardi, Dr. Markus Nagl and Dr. Andreas Neher, pursuant to an agreement dated March 29, 2006. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1.    The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

2.    The Shares, when issued will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Frederic P. Zotos, Esq.